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BioTime, Inc.

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BIOTIME, INC.	935 Pardee Street Berkeley, CA 94710 Tel: 510-845-9535 Fax: 510-845-7914 www.biotimeinc.com

FOR IMMEDIATE RELEASE
CONTACT: Judith Segall (510) 845-9535

DR. MICHAEL D. WEST NOMINATED TO JOIN BIOTIME’S BOARD OF DIRECTORS

     Berkeley, California, October 1, 2002 — BioTime, Inc. (AMEX:BTX) announced today that Dr. Michael D. West has accepted the nomination to become a member of the BioTime Board of Directors. Dr. West is the President and Chief Executive Officer of Advanced Cell Technology, Inc. of Worcester, Massachusetts, a company focused on the medical applications of nuclear transfer (cloning) and embryonic stem cell technologies. Dr. West founded Geron Corporation in 1990 where he served on the board of directors and in a number of executive positions, including as Vice President of New Technologies from 1993 to 1998, and as a director from inception to 1998. Dr. West organized and managed the collaboration that led to the discovery of human embryonic stem and human embryonic germ cells. He received his Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

     BioTime scientists are developing methods for identifying key populations of brain neurons, and a computerized approach to the automated detection of age-related changes in these populations has been implemented. BioTime has filed for patent protection for its technology focused on the repair and replacement of tissues lost to disease or aging.

     “BioTime will be privileged to welcome this distinguished scientist and accomplished biotechnology executive to its Board of Directors,” said Dr. Paul Segall, BioTime’s chairman and chief executive officer. “Dr. West’s pioneering research is complementary to BioTime’s efforts to develop both an understanding and a therapeutic approach to aging-related changes in the body and the brain.”

     “BioTime’s California location and its cooperative relationship with the University of California, as well as the considerable experience of its staff and their colleagues in the area of interventive gerontology, make BioTime an ideal company with which to associate,” said Dr. West.

     BioTime’s Annual Meeting of Shareholders will be held on October 28, 2002. BioTime shareholders will also be asked to approve BioTime’s 2002 Stock Option Plan and to ratify the appointment of BioTime’s independent public accountants at the Annual Meeting.

     BioTime’s Proxy Statement for the Annual Meeting and its Annual Report on Form 10-K have been filed with the Securities and Exchange Commission and may be obtained free of charge from the Commission’s website at www.sec.gov. BioTime shareholders and beneficial owners of BioTime common shares at the close of business on September 20, 2002 will receive a Proxy Statement, Annual Report, and proxy form by mail from BioTime or from the broker-dealer or other fiduciary in whose name their shares are held, and may obtain additional copies free of charge from BioTime upon request. All shareholders entitled to vote at the Annual Meeting should read the Proxy Statement because it contains important information.

     BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment, and other applications. Information about BioTime can be found on the web at www.biotimeinc.com.